Exhibit 99.1

     NEWS RELEASE
COEUR POSTS RECORD QUARTERLY SALES AND OPERATING CASH FLOW AS ITS
NEW KENSINGTON GOLD MINE JOINS COMPANY’S TWO OTHER NEW, LONG-LIFE
MINES IN PRODUCTION
Highlights:
•	Record metal sales of $101.0 million, 49% higher than last year’s second quarter and 15% higher than first quarter

•	Record operating cash flow of $32.5 million, 116% higher than last year’s second quarter and up from ($9.2) million in first quarter

•	Gold production up 68% to 23,124 ounces compared to last year’s second quarter

•	Silver production up 7% to 4.2 million ounces compared to last year’s second quarter

•	Kensington ramp-up exceeding plan; plant reaching design capacity; on-target for 2010

•	Palmarejo silver and gold production up significantly from last year’s second quarter

•	San Bartolomé silver production increased 79% while cash operating costs dropped 22% compared to the previous quarter; operations continue to perform according to plan[1]

•	Maintaining overall 2010 production outlook of 17.3 million ounces of silver and approximately 170,000 ounces of gold
COEUR D’ALENE, Idaho — August 9, 2010 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced record quarterly sales and operating cash flow, driven by its two new, long-life gold and silver mines in Mexico and Bolivia. The Company’s Kensington gold mine in Alaska, the world’s newest pure gold mine, began processing ore in the second quarter ahead of schedule and is expected to drive a 135% increase in companywide gold production this year over last year’s levels.
Companywide metal sales jumped nearly $33 million, or 49%, to a record $101.0 million, compared to last year’s second quarter, aided by strong production and robust metals prices. Operating cash flow increased 116% compared to last year’s second quarter to a quarterly Company record of $32.5 million, driven by Coeur’s Palmarejo and San Bartolomé mines, which started operations within the past two years.
“Coeur made significant progress this quarter, and we are pleased to have achieved the highest metal sales and operating cash flow in Company history. As our third of three new, long-life, precious metals mines comes on-stream, our strategy has us well-positioned to take advantage of the continued strength in precious metals prices,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer of Coeur. “The successful and early start-up of our Kensington gold mine in Alaska, together with Palmarejo and San Bartolomé should continue to deliver record growth in metal sales and cash flow for shareholders.”

[1]	Cash costs and cash operating costs are both non-GAAP financial measures. A reconciliation of these measures to production costs is provided at the end of this news release.

“Companywide, we remain on-track to produce approximately 17.3 million ounces of silver this year with annual gold production increasing over 135% to 170,000 ounces,” concluded Mr. Wheeler.
The Company produced 4.2 million ounces of silver and 23,124 ounces of gold compared to 3.9 million ounces of silver and 13,795 ounces of gold during last year’s second quarter. Cash operating costs declined to $8.06 per ounce of silver versus $8.57 per ounce during last year’s second quarter. Silver production contributed 73% of the Company’s total metal sales during the second quarter compared to 84% during the second quarter of 2009.
For the first six months of 2010, metal sales increased nearly $78 million, or approximately 70%, to a record $189.3 million. Coeur produced 7.6 million ounces of silver and 48,907 ounces of gold during the first six months of 2010, compared to 7.4 million ounces of silver and 17,586 ounces of gold during last year’s first half. Cash operating costs averaged $7.77 per ounce of silver. Silver production contributed 70% of the Company’s total metal sales during the first half of 2010 compared to 87% during the first half of 2009.
Operational Highlights
Kensington (Alaska) — World’s Newest Pure Gold Mine
•	Production started ahead of schedule and is on-track for targeted 2010 production of approximately 50,000 ounces

•	Process plant operating at design tonnage of 1,250 tons per day, ahead of schedule

•	Recovery rates during initial month of ramp-up consistent with plan and expected to climb as processing of higher-grade ore begins

•	First two gold concentrate shipments have been sent to China National Gold Corporation, marking a groundbreaking agreement, the first of its kind, between a Chinese state-owned corporation and a U.S. precious metals mine

•	Expected annual average gold production of approximately 125,000 ounces over initial 12.5 year mine life

•	Projected average life-of-mine cash operating costs of $490 per ounce
Palmarejo (Mexico) — Test Work Identifying Next Steps to Boost Operating Performance
Many important milestones were achieved during the second quarter as part of the Company’s on-going optimization program, which are expected to increase production and lower costs during the remainder of 2010. These include:
•	Commissioning of Merrill Crowe refining plant during June

•	Mining transitioned in June from development activities to mining of higher-grade ore from underground production stopes

•	Improved ore sorting and blending procedures for the various ore types at Palmarejo

•	Second quarter production increased to 1.1 million ounces compared to 587,716 ounces last year’s second quarter, (the mine’s initial quarter of operations), while gold production increased to 19,950 ounces compared to 9,730 ounces last year

•	First half silver production totaled 2.4 million ounces while gold production was 42,527 ounces

•	Cash operating costs averaged $10.78 per ounce of silver during the quarter and $7.83 per ounce of silver during the first half of 2010 versus $19.44 per ounce during last year’s second quarter and first six months

•	5.4 million silver ounces and 97,267 gold ounces have been produced in total, representing less than 9% of total contained mineral reserves

In July, silver production increased 50% while gold production jumped 58%, marking the mine’s second highest month of gold production since inception. Cash operating costs during July were ($0.97) per silver ounce, dramatically reduced from the second quarter’s average cash operating costs of $10.78 per silver ounce. These improvements are a direct result of recently commenced mining of higher-grade underground ore and improved ore blending procedures.
Full-year 2010 production is expected to reach approximately 6.3 million ounces of silver and 109,000 ounces of gold at an average cash operating cost of approximately $3.00 per silver ounce.
San Bartolomé (Bolivia) — Achieving Consistent Production Levels at Reduced Costs
•	Markedly higher production and reduced costs compared to last quarter due to process handling improvements and mining of higher-grade ore

•	Production increased 79% to 1.9 million ounces in the second quarter compared to 1.0 million ounces produced during the first quarter

•	Cash operating costs dropped 22% to $7.78 per ounce in the second quarter, down from $9.98 in the first quarter due to a 52% increase in tons mined and a 34% increase in average grade mined

•	Strong performance continued in July with silver production reaching approximately 679,000 ounces and cash costs declining a further to $7.39 per ounce

•	Full-year 2010 silver production estimate increased to approximately 6.5 million ounces at average cash operating costs of approximately $8.00 per ounce

•	13.2 million silver ounces have been produced in total, representing less than 9% of total contained mineral reserves
Rochester (Nevada) — Progress Continues on Plan to Restart Active Mining in 2011
•	On-target to restart active mining activities next year, leading to at least six years of incremental production, averaging 30,000 ounces of gold and 2.5 million ounces of silver annually

•	Expected production from resumption of active mining will be in addition to on-going leaching activities

•	Project will make significant contribution to Nevada economy, creating nearly 200 new jobs

•	2010 production forecast increased to 2.0 million ounces silver along with 10,000 ounces of gold at an average cash cost of approximately $3.50 per silver ounce
Metals Prices
The Company’s average realized silver and gold prices during the second quarter were $18.56 per ounce and $1,176 per ounce, representing increases of 35% and 26% over prior year quarter. During the first half of 2010, the Company’s average realized silver and gold prices were $17.74 per ounce and $1,138 per ounce, representing increases of 34% and 22% compared to the first half of 2009.
Financial Highlights
The Company reported operating income of $1.9 million during the quarter compared to an $8.8 million operating loss during last year’s second quarter. During the first six months of 2010, the Company reported operating income of $1.0 million versus an $8.5 million operating loss during the first six months of 2009.

The Company’s financial statements reflect several non-cash adjustments. The largest component of these non-cash adjustments relates to its obligation to make royalty payments on a minimum of 400,000 ounces of future gold production from the Palmarejo silver and gold mine. This royalty financing transaction was completed in January of 2009, providing the Company with $75 million of cash used to complete the construction at Palmarejo. This minimum obligation requires the Company to account for the quarter-to-quarter changes in these estimated future payments as a derivative. As the gold price rises (or declines) from quarter to quarter, the estimated future value of these royalty payments changes. This causes quarterly, non-cash, unrealized adjustments to flow through the Company’s income statement.
For the quarter, the Company reported a net loss of $50.7 million, or ($0.57) per share. This net loss includes $46.6 million of negative non-cash adjustments.2 During last year’s second quarter, the Company reported net income of $11.6 million, or $0.17 per share, which included $18.5 million in positive non-cash adjustments.3
During the first six months of 2010, the Company reported a net loss of $58.8 million, or ($0.69) per share. This net loss includes $58.7 million of negative non-cash adjustments.4 During the first six months of 2009, the Company reported net income of $17.7 million, or $0.27 per share, which included $24.8 million of positive non-cash adjustments.5
At June 30th, 2010, cash and equivalents totaled $41.2 million and the Company had approximately 89.3 million shares outstanding.
Exploration Highlights
The Company’s exploration strategy is largely focused on drilling activities on its large land positions surrounding existing operations. This strategy has generated very cost-effective, near-term additions to the Company’s substantial mineral reserve and resource base.
Palmarejo (Mexico)
The Palmarejo exploration program, which completed a total of 12,359 meters (40,458 feet) of core drill in the second quarter, focused on several promising targets around the existing surface and underground mines.
In addition, drilling recommenced on the Guadalupe Norte zone at the north end of the long Guadalupe mineral system in the Palmarejo District where a total of 7,420 meters (24,344 feet) of core drill was completed in the second quarter. Favorable results were obtained from several of the known ore shoots (clavos). Notable results are; 18.5 meters true width @ 3.51 g/t Au, 249 g/t Ag in core hole RN-008 from Rosario Norte, 16.1 m @ 1.95 Au, 252 Ag in hole 0004 from Tucson, 7.3 m @ 20.33 Au, 1,006 Ag in hole 032 from 108 Clavo, 2.3 m @ 30.12 Au, 2,416 Ag in hole 0039 from 76 Clavo and 6.1 meters @ 5.67 Au and 157 Ag from hole 351 in Guadalupe Norte.

[2]	$4.1 million from loss on debt extinguishments and ($42.5) million in other fair value adjustments

[3]	$22.7 million from gain on debt extinguishments and ($4.1) million in other fair value adjustments

[4]	$11.9 million from loss on debt extinguishments and ($46.8) million in other fair value adjustments

[5]	$38.4 million from gain on debt extinguishments and ($13.6) million in other fair value adjustments

Kensington (Alaska)
With Kensington now in production, the Company started exploration in the second quarter of 2010. The main focus of this work was on the Horrible structure, a prominent, gold-bearing quartz vein and vein swarm situated about 650 meters west of the current Kensington mining area. A total of 9,941 feet (3,030 meters) of core drilling was completed at Horrible in the second quarter. Drilling has cut multiple quartz-vein structures down-dip and on-strike of the known zone. Drilling will continue on Horrible and other nearby targets in the third quarter.
Martha and Joaquin (Argentina)
Exploration at the Martha mine in Argentina consisted of target generation and drill site selection. In addition to Martha, the Company also conducted exploration in other parts of the Santa Cruz Province, about 80 kilometers north of Martha. In particular, the Company focused on Joaquin, on which the Company has an option to acquire up to a 71% managing joint venture interest. During the second quarter, a fourth phase of drilling and further reconnaissance to identify new targets commenced at Joaquin. The best results were from La Negra, where a main zone measuring 1,000 meters on strike and up to 170 meters vertically has been defined, as well as seven sub-parallel zones of silver and gold mineralization.
Rochester (Nevada)
Late in the quarter, drilling commenced on new targets between the Rochester and Packard mines. Over 3,700 feet of angled reverse circulation drilling was completed on new targets in the NE-trending structural corridor between the two mines. Numerous geochemical anomalies have been defined in this belt and the Company believes there is good potential to add to the total mineral resource and reserves in this area. As of December 31, 2009, Rochester had 25,884,000 ounces of silver and 233,000 ounces of gold in proven and probable reserves.
2010 Safety Award
In June, the Company’s Coeur South America exploration team received a major award from the Chilean Safety Association (ACHS). Coeur was awarded the “Honors Award” in safety, the highest award that ACHS confers every year among over 10,000 Chilean companies. Coeur was the only company in the mining industry presented with an award, which recognized the attention to safety from all Coeur South America employees.
Donald J. Birak, Coeur’s Senior Vice President of Exploration commented, “We are very pleased that the efforts of our South American exploration team have been recognized by ACHS. While we continue to operate at the highest safety standards, I would like to congratulate our South American team for receiving this important award, and thank all of our exploration groups for their high level of attention to safety.”

Conference Call Information
Coeur will hold a conference call to discuss the Company’s second quarter 2009 results at 1:00 p.m. Eastern time on August 10, 2010. To listen live via telephone, call (877) 464-2820 (US and Canada) or (660) 422-4718 (International). The conference ID number is 84903832. The conference call and presentation will also be webcast on the Company’s web site www.coeur.com. A replay of the call will be available through August 13, 2010. The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 84903832. In addition, the call will be archived for a limited time on the company’s web site.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this presentation. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this presentation, such as “measured,” “indicated,” and “inferred” “resources,” that are recognized by Canadian and Australian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Non-GAAP Measures
We supplement the reporting of our financial information determined under generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We also provide the amount of our operating cash flow to supplement our cash flow determined under GAAP. We define operating cash flow as net income plus depreciation, depletion and amortization and plus/minus any other non-cash items. We believe operating cash flow is an important measure in assessing the Company’s overall financial performance.

About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a growing gold producer. Coeur is also a recognized leader in environmental stewardship and worker safety, with 13 national and international awards earned over the past year. The Company’s three new long-life mines include the San Bartolomé silver mine in Bolivia which began operations in 2008, the Palmarejo silver/gold mine in Mexico, which began operations in 2009, and the Kensington gold mine in Alaska, which began production in June of this year. The Company also owns underground mines in Argentina and one surface mine in Nevada, and owns a non-operating interest in a low-cost mine in Australia. The Company conducts exploration activities in Alaska, Argentina and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, and the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Photos of projects and other information can be accessed through company website at www.coeur.com.
For Additional Information:
Investors
Director of Investor Relations
Deborah Schubert, (208) 665-0332
Media
Director of Corporate Communications
Tony Ebersole, (208) 665-0777

Operating Statistics from Continuing Operations
The following table presents information by mine and consolidated sales information for the three and six month periods ended June 30, 2010 and 2009:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Palmarejo (A)
Tons milled	457,268	285,095	915,275	285,095
Ore grade/Ag oz	3.23	3.84	3.57	3.84
Ore grade/Au oz	0.05	0.04	0.05	0.04
Recovery/Ag oz	72.5%	53.6%	72.6%	53.6%
Recovery/Au oz	87.3%	77.0%	89.4%	77.0%
Silver production ounces	1,070,638	587,716	2,371,231	587,716
Gold production ounces	19,950	9,730	42,527	9,730
Cash operating costs/oz	$10.78	$19.44	$7.83	$19.44
Cash cost/oz	$10.78	$19.44	$7.83	$19.44
Total production cost/oz	$29.73	$40.50	$25.16	$40.50
San Bartolomé
Tons milled	446,909	352,938	740,014	716,717
Ore grade/Ag oz	5.00	6.10	4.50	6.46
Recovery/Ag oz	83.4%	89.0%	87.2%	87.1%
Silver production ounces	1,863,141	1,916,359	2,903,068	4,029,910
Cash operating costs/oz	$7.78	$7.37	$8.57	$7.04
Cash cost/oz	$8.32	$10.64	$9.22	$9.35
Total production cost/oz	$11.56	$13.13	$12.39	$11.82
Martha Mine
Tons milled	12,421	27,097	29,996	54,914
Ore grade/Ag oz	50.24	28.31	35.21	30.02
Ore grade/Au oz	0.06	0.04	0.04	0.04
Recovery/Ag oz	88.1%	92.3%	86.6%	91.9%
Recovery/Au oz	81.7%	83.4%	89.5%	83.9%
Silver production ounces	549,885	707,898	915,111	1,515,905
Gold production ounces	558	834	1,074	1,807
Cash operating costs/oz	$8.97	$7.89	$11.57	$6.74
Cash cost/oz	$9.57	$8.33	$12.12	$7.20
Total production cost/oz	$14.10	$10.03	$17.38	$8.74
Rochester (B)
Silver production ounces	533,093	543,543	1,055,253	1,013,404
Gold production ounces	2,616	3,231	5,306	6,049
Cash operating costs/oz	$2.44	$2.50	$2.06	$2.64
Cash cost/oz	$2.93	$2.96	$2.64	$3.14
Total production cost/oz	$3.97	$3.90	$3.67	$4.14
Endeavor
Tons milled	143,371	130,872	273,244	297,843
Ore grade/Ag oz	2.01	1.92	2.61	1.51
Recovery/Ag oz	48.4%	48.7%	48.2%	58.8%
Silver production ounces	139,447	122,705	343,700	264,519
Cash operating costs/oz	$8.98	$6.19	$8.04	$5.52
Cash cost/oz	$8.98	$6.19	$8.04	$5.52
Total production cost/oz	$12.21	$8.76	$11.27	$8.09
CONSOLIDATED PRODUCTION TOTALS (C)
Silver ounces	4,156,204	3,878,221	7,588,363	7,411,454
Gold ounces	23,124	13,795	48,907	17,586
Cash operating costs/oz	$8.06	$8.57	$7.77	$7.31
Cash cost per oz/silver	$8.44	$10.33	$8.17	$8.72
Total production cost/oz	$15.62	$15.28	$15.72	$12.28
CONSOLIDATED SALES TOTALS (D)
Silver ounces sold	4,051,838	4,318,092	7,685,594	7,489,069
Gold ounces sold	23,645	11,816	49,379	15,941
Realized price per silver ounce	$18.56	$13.71	$17.74	$13.22
Realized price per gold ounce	$1,176.09	$936.53	$1,138.51	$933.72

(A)	Palmarejo achieved commercial production on April 20, 2009.

(B)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2014. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates — Ore on Leach Pad.

(C)	Current production ounces and recoveries reflect final metal settlements of previously reported production ounces.

(D)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.
“Operating Costs per Ounce” and “Cash Costs per Ounce” are calculated by dividing the operating cash costs and cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces of silver ounces produced by that property during that same period. Management uses cash operating costs and cash costs per ounce as key indicators of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a U.S. dollar per ounce basis.
“Cash Operating Costs” and “Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expenses, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, accretion, corporate general and administrative expenses, exploration, interest, and pre-feasibility costs. Cash operating costs include all cash costs except production taxes and royalties, if applicable. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.
Total operating costs and cash costs per ounce are non-U.S. GAAP measures and investors are cautioned not to place undue reliance on them it and are urged to read all U.S. GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs” set forth below.
The following tables present reconciliation between non-U.S. GAAP cash operating costs per ounce and cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization, which is calculated in accordance with U.S. GAAP:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Three months ended June 30, 2010		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Total
Production of silver (ounces)	1,070,638	1,863,142	549,885	533,094	139,447	4,156,206
Cash operating cost per ounce	$10.78	$7.78	$8.97	$2.44	$8.98	$8.06
Cash costs per ounce	$10.78	$8.32	$9.57	$2.93	$8.98	$8.44

Total Operating Cost (Non-U.S. GAAP)	$11,542	$14,490	$4,937	$1,298	$1,252	$33,519
Royalties	—	999	329	—	—	1,328
Production taxes	—	—	—	260	—	260

Total Cash Costs (Non-U.S. GAAP)	11,542	15,489	5,266	1,558	1,252	35,107
Add/Subtract:
Third party smelting costs	—	—	(1,133)	—	(346)	(1,479)
By-product credit	23,846	—	666	3,131	—	27,643
Other adjustments	—	—	253	95	—	348
Change in inventory	(3,289)	(148)	(920)	811	517	(3,029)
Depreciation, depletion and amortization	20,289	6,032	2,236	458	450	29,465

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$52,388	$21,373	$6,368	$6,053	$1,873	$88,055

Six months ended June 30, 2010		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Total
Production of silver (ounces)	2,371,231	2,903,068	915,111	1,055,253	343,700	7,588,363
Cash operating cost per ounce	$7.83	$8.57	$11.57	$2.06	$8.04	$7.77
Cash costs per ounce	$7.83	$9.22	$12.12	$2.64	$8.04	$8.17

Total Operating Cost (Non-U.S. GAAP)	$18,572	$24,869	$10,585	$2,175	$2,764	$58,965
Royalties	—	1,891	506	—	—	2,397
Production taxes	—	—	—	608	—	608

Total Cash Costs (Non-U.S. GAAP)	18,572	26,760	11,091	2,783	2,764	61,970
Add/Subtract:
Third party smelting costs	—	—	(1,826)	—	(610)	(2,436)
By-product credit	48,891	—	1,237	6,119	—	56,247
Other adjustments	—	—	259	163	—	422
Change in inventory	(6,697)	(2,016)	697	2,318	(112)	(5,810)
Depreciation, depletion and amortization	41,083	9,209	4,553	923	1,110	56,878

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$101,849	$33,953	$16,011	$12,306	$3,152	$167,271

Three months ended June 30, 2009		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Total
Production of silver (ounces)	587,716	1,916,359	707,898	543,543	122,705	3,878,221
Cash operating cost per ounce	$19.44	$7.37	$7.89	$2.50	$6.19	$8.57
Cash costs per ounce	$19.44	$10.64	$8.33	$2.96	$6.19	$10.33

Total Operating Cost (Non-U.S. GAAP)	$11,423	$14,119	$5,587	$1,358	$760	$33,247
Royalties	—	6,277	307	—	—	6,584
Production taxes	—	—	—	249	—	249

Total Cash Costs (Non-U.S. GAAP)	11,423	20,396	5,894	1,607	760	40,080
Add/Subtract:
Third party smelting costs	—	—	(1,379)	—	(262)	(1,641)
By-product credit	9,101	—	772	2,974	—	12,847
Other adjustments	—	—	167	53	—	220
Change in inventory	(6,854)	1,850	634	1,506	(25)	(2,889)
Depreciation, depletion and amortization	12,380	4,774	1,034	457	316	18,961

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$26,050	$27,020	$7,122	$6,597	$789	$67,578

Six months ended June 30, 2009		San
(In thousands except ounces and per ounce costs)	Palmarejo	Bartolomé	Martha	Rochester	Endeavor	Total
Production of silver (ounces)	587,716	4,029,910	1,515,905	1,013,404	264,519	7,411,454
Cash operating cost per ounce	$19.44	$7.04	$6.74	$2.64	$5.52	$7.31
Cash costs per ounce	$19.44	$9.35	$7.20	$3.14	$5.52	$8.72

Total Operating Cost (Non-U.S. GAAP)	$11,423	$28,366	$10,223	$2,684	$1,460	$54,156
Royalties	—	9,302	691	—	—	9,993
Production taxes	—	—	—	503	—	503

Total Cash Costs (Non-U.S. GAAP)	11,423	37,668	10,914	3,187	1,460	64,652
Add/Subtract:
Third party smelting costs	—	—	(2,846)	—	(534)	(3,380)
By-product credit	9,101	—	1,655	5,531	—	16,287
Other adjustments	—	7	167	88	—	262
Change in inventory	(6,853)	(241)	669	2,040	(97)	(4,482)
Depreciation, depletion and amortization	12,380	9,947	2,174	927	681	26,109

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$26,051	$47,381	$12,733	$11,773	$1,510	$99,448

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2010	2009
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$41,187	$22,782
Receivables	72,094	53,436
Ore on leach pad	7,524	9,641
Metal and other inventory	72,212	64,359
Prepaid expenses and other	23,890	26,753
Assets of discontinued operations held for sale	30,042	35,797

	246,949	212,768

NON-CURRENT ASSETS
Property, plant and equipment, net	553,247	531,500
Mining properties, net	2,260,675	2,222,182
Ore on leach pad, non-current portion	13,585	14,391
Restricted assets	28,168	26,546
Receivables, non current	34,663	37,534
Debt issuance costs, net	5,607	3,544
Deferred tax assets	907	1,034
Other	4,558	4,536

TOTAL ASSETS	$3,148,359	$3,054,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$70,988	$76,603
Accrued liabilities and other	24,709	33,514
Accrued income taxes	15,449	11,783
Accrued payroll and related benefits	12,291	9,636
Accrued interest payable	1,057	1,744
Current portion of capital leases and other debt obligations	61,773	15,403
Current portion of royalty obligation	42,228	34,672
Current portion of reclamation and mine closure	2,282	4,671
Liabilities of discontinued operations held for sale	13,150	14,030

	243,927	202,056

NON-CURRENT LIABILITIES
Long-term debt	156,989	185,397
Non-current portion of royalty obligation	150,495	128,107
Reclamation and mine closure	25,571	22,160
Deferred income taxes	488,608	516,678
Other long-term liabilities	14,787	6,432

	836,450	858,774

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; authorized 150,000,000 shares, 89,293,332 issued at June 30, 2010 and 80,310,347 issued at December 31, 2009.	893	803
Additional paid-in capital	2,577,715	2,444,262
Accumulated deficit	(510,626)	(451,865)
Accumulated other comprehensive income	—	5

	2,067,982	1,993,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,148,359	$3,054,035

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)
Sales of metal	$101,018	$67,857	$189,307	$111,226
Production costs applicable to sales	(58,590)	(48,850)	(110,393)	(73,569)
Depreciation, depletion and amortization	(29,983)	(19,227)	(57,702)	(26,691)

Gross profit (loss)	12,445	(220)	21,212	10,966
COSTS AND EXPENSES
Administrative and general	6,859	5,409	13,794	13,152
Exploration	3,161	3,182	5,681	6,271
Pre-development	565	—	732	—

Total cost and expenses	10,585	8,591	20,207	19,423

OPERATING INCOME (LOSS)	1,860	(8,811)	1,005	(8,457)
OTHER INCOME AND EXPENSE
Gain (loss) on debt extinguishments	(4,050)	22,675	(11,908)	38,378
Fair value adjustments, net	(42,516)	(4,149)	(46,774)	(13,551)
Interest and other income	(3,821)	1,482	(2,088)	1,782
Interest expense, net of capitalized interest	(5,646)	(5,193)	(11,451)	(5,958)

Total other income and expense	(56,033)	14,815	(72,221)	20,651

Income (loss) from continuing operations before income taxes	(54,173)	6,004	(71,216)	12,194
Income tax benefit	9,372	3,893	21,210	3,639

Income (loss) from continuing operations	(44,801)	9,897	(50,006)	15,833
Income (loss) from discontinued operations, net of income taxes	(2,966)	1,712	(5,778)	1,834
Loss on sale of assets of discontinued operations	(2,977)	—	(2,977)	—

NET INCOME (LOSS)	(50,744)	11,609	(58,761)	17,667
Other comprehensive loss	—	—	(5)	—

COMPREHENSIVE INCOME (LOSS)	$(50,744)	$11,609	$(58,766)	$17,667

BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Income (loss) from continuing operations	$(0.50)	$0.14	$(0.59)	$0.24
Income (loss) from discontinued operations	(0.07)	0.03	(0.10)	0.03

Net income (loss)	$(0.57)	$0.17	$(0.69)	$0.27

Diluted income per share:
Income (loss) from continuing operations	$(0.50)	$0.14	$(0.59)	$0.24
Income (loss) from discontinued operations	(0.07)	0.03	(0.10)	0.03

Net income (loss)	$(0.57)	$0.17	$(0.69)	$0.27

Weighted average number of shares of common stock
Basic	88,501	70,045	85,145	65,620
Diluted	88,501	70,227	85,145	65,718

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Six Months Ended June 30, 2010
(In thousands)
Unaudited

					Accumulated
	Common	Common	Additional		Other
	Stock	Stock	Paid-In	Accumulated	Comprehensive
	Shares	Par Value	Capital	(Deficit)	Income (Loss)	Total
Balances at December 31, 2009	80,310	$803	$2,444,262	$(451,865)	$5	$1,993,205
Net loss	—	—	—	(58,761)	—	(58,761)
Common stock issued for payment of principal, interest and financing fees on 6.5% Senior Secured Notes	1,357	13	19,994	—	—	20,007
Common stock issued to extinguish 3.25% and 1.25% debt	7,639	77	113,357	—	—	113,434
Common stock cancelled under long- term incentive plans, net	(13)	—	102	—	—	102
Other	—	—	—	—	(5)	(5)

Balances at June 30, 2010	89,293	$893	$2,577,715	$(510,626)	$—	$2,067,982

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(50,744)	$11,609	$(58,761)	$17,667
Add (deduct) non-cash items
Depreciation, depletion and amortization	31,010	21,160	59,784	30,439
Amortiztation of debt discount	—	500	—	500
Accretion of royalty obligation	4,637	3,859	9,629	3,859
Deferred income taxes	(14,892)	(4,207)	(26,229)	(5,721)
Loss on sale of discontinued assets	2,977	—	2,977	—
Loss (gain) on debt extinguishment	4,050	(22,675)	11,908	(38,378)
Fair value adjustments, net	43,052	5,608	46,723	12,566
Loss (gain) on foreign currency transactions	1,471	(342)	1,821	(408)
Share-based compensation	622	954	2,009	2,657
Other non-cash charges	(136)	75	(99)	154
Changes in operating assets and liabilities:
Receiveables and other current assets	3,662	(11,653)	(7,625)	(9,000)
Inventories	(2,251)	(8,024)	(4,908)	(13,186)
Accounts payable and accrued liabilities	8,998	18,175	(14,003)	16,936

CASH PROVIDED BY OPERATING ACTIVITIES	32,456	15,039	23,226	18,085

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	—	(1,221)	—	(8,579)
Proceeds from sales of investments	—	4,758	—	20,010
Capital expenditures	(45,467)	(42,349)	(92,656)	(120,479)
Other	150	1,966	76	1,824

CASH USED IN INVESTING ACTIVITIES	(45,317)	(36,846)	(92,580)	(107,224)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of gold production royalty	—	—	—	75,000
Payments on gold production royalty	(9,582)	(1,106)	(18,533)	(1,106)
Proceeds from issuance of short-term and senior convertible notes	—	—	100,000	20,368
Proceeds from gold lease facility	—	2,874	4,517	2,874
Payments on gold lease facility	(2,210)	—	(17,101)	(1,627)
Proceeds from bank borrowings	22,041	—	34,810	—
Payments on senior secured notes	(4,167)	—	(4,167)	—
Repayment of credit facility, long-term debt and capital leases	(7,186)	(5,919)	(12,896)	(14,869)
Payments of common stock and debt issuance costs	(24)	(9)	(2,180)	(82)
Proceeds from sale-leaseback transactions	—	12,511	4,853	12,511
Additions to restricted assets associated with the Kensington Term Facility	(786)	—	(1,584)	—
Other	—	(22)	40	(22)

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:	(1,914)	8,329	87,759	93,047

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,775)	(13,478)	18,405	3,908

Cash and cash equivalents at beginning of period	55,962	38,146	22,782	20,760

Cash and cash equivalents at end of period	$41,187	$24,668	$41,187	$24,668